Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY ANNOUNCES ORGANIZATIONAL CHANGE

Calabasas Hills, CA – July 23, 2008 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that Michael Dixon, Senior Vice President and Chief Financial Officer resigned his position, effective July 23, 2008.  The Board of Directors appointed Cheryl Slomann as interim Chief Financial Officer, also effective July 23, 2008.  Ms. Slomann has served as the Company’s Vice President and Controller since April 2004 and as the Company’s Chief Accounting Officer since February 2005.  Mr. Dixon will be available to the Company as a financial consultant during an interim period to assist with the transition.

“Mike has been a strong contributor to The Cheesecake Factory during his eight-year tenure with us,” said David Overton, Chairman and CEO.  “He has helped guide the Company during an incredible period of growth and developed a solid accounting and finance infrastructure to support our operations.  We thank Mike for his contributions and appreciate his continuing availability in a consulting capacity.

“We have absolute confidence that Cheryl will lead this transition smoothly.  As our Chief Accounting Officer for the past three years, Cheryl has the experience and leadership capabilities to assume Mike’s responsibilities while we conduct a search for a permanent replacement,” concluded Overton.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 143 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100